Exhibit 10.15

TREASURY MANAGEMENT AGREEMENT

This Treasury Management Agreement (this “Agreement”) is made and entered into as of 29 August 2025 (the “Effective Date”),

BETWEEN:

  AlphaTON Capital Corp (formerly Portage Biotech Inc.), a company organized under the laws of the British Virgin Islands, with its principal office at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110 (the “Company”); and

  DWF MaaS Limited, a company incorporated in the British Virgin Islands, with its registered office at Intershore Chambers, P.O. Box 4342, Road Town, Tortola, British Virgin Islands (the “Manager”).

The Company and the Manager are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Company has entered into a Securities Purchase Agreement, dated as of August 3, 2025 (the “Securities Purchase Agreement”), with certain purchasers (the “Purchasers”), including the Manager, for the sale of its Ordinary Shares;

WHEREAS, pursuant to the Securities Purchase Agreement, the Manager has agreed to subscribe for a total of fifteen million United States Dollars ($15,000,000 USD) in the Company’s Ordinary Shares (the “Manager’s Subscription”);

WHEREAS, pursuant to Section 4.7 of the Securities Purchase Agreement, the Company has agreed to allocate a significant portion of the net proceeds from the sale of its securities to establish a corporate treasury comprised of TON, the native cryptocurrency of The Open Network blockchain (the “TON Treasury”), and will publicly announce the Manager's appointment as its treasury manager in a press release;

WHEREAS, the Company requires the specialized expertise of a professional digital asset manager to acquire and manage the TON Treasury;

WHEREAS, the Manager is in the business of providing digital assets trading, and market-making services and possesses the requisite expertise, infrastructure, and experience to manage the TON Treasury;

WHEREAS, the Company desires to appoint the Manager to manage and implement its TON Treasury strategy, and the Manager is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

Definitions. In this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. The following terms shall have the meanings set forth below:

“Acquisition Period” means the period of sixty (60) calendar days commencing on the date the Manager confirms receipt of the Treasury Funding.

“Assets Under Management” or “AUM” means the aggregate principal amount of TON tokens held and managed by the Manager on behalf of the Company under this Agreement.

“Audit Wallet” means a digital asset wallet address designated by the Company in writing, which is securely under the Company’s sole control, for the purpose of verifying the AUM pursuant to Section 6.1.

“Confidential Information” means all non-public information disclosed by one Party to the other, including but not limited to the terms of this Agreement, trade secrets, proprietary strategies, financial information, and operational details.

“Effective Date” has the meaning set forth in the preamble.

“Reference Price” means the daily time-weighted average price (TWAP) of the TON/USD trading pair as reported by a reputable, mutually agreed-upon third-party data provider (e.g., CoinGecko, CoinMarketCap).

“Permitted Activities” means the range of management and trading activities the Manager is authorized to conduct with the AUM, limited to market-making, buying and selling the TON tokens, and providing liquidity on decentralized or centralized exchanges. To be clear, the Manager cannot use derivatives as part of their mandate.

“Principal Token Amount” means the definitive quantity of TON tokens representing the Company's funding, calculated as the sum of: (i) any TON tokens transferred to the Manager as part of the initial Treasury Funding pursuant to Section 3.1, and (ii) the total number of TON tokens acquired by the Manager during the Acquisition Period using the stablecoin portion of the Treasury Funding.

“Securities Purchase Agreement” has the meaning set forth in the Recitals.

“Term” has the meaning set forth in Section 5.1.

“TON” means the native cryptocurrency of The Open Network blockchain.

“Treasury Funding” means the funds designated for the TON Treasury as described in Section 3.1, which shall consist of a mix of USD-denominated stablecoins and/or TON tokens.

“Yield” has the meaning set forth in Section 4.1.

ARTICLE 2: APPOINTMENT AND SCOPE OF SERVICES

2.1. Appointment. The Company hereby appoints the Manager as a treasury manager for the acquisition and management of its TON Treasury for the duration of the Term, and the Manager hereby accepts such appointment.

2.2. Scope of Services. The Manager shall perform the following services for the Company (the “Services”):

(a) Asset Acquisition: Upon receipt of the Treasury Funding, the Manager shall use commercially reasonable efforts to purchase TON in the open market in accordance with the mandate set forth in Article 3.

(b) Treasury Management: The Manager shall actively manage the AUM by engaging in Permitted Activities with the objective of providing market liquidity in the Ton tokens and generating a return.

(c) Custody and Safekeeping: The Manager shall hold and secure the AUM using institutional-grade custody solutions, which may include qualified third-party custodians, centralised cryptocurrency exchanges, multi-party computation (MPC) wallets, and other industry-standard security protocols designed to safeguard digital assets. The Manager will provide a security policy handbook and document verifying these safeguards on an annual basis as part of the audit.

(d) Reporting: The Manager shall provide the Company with regular reports as detailed in Section 6.1.

(e) Audit and Verification Support: The Manager shall cooperate with the Company’s audit and verification requests as detailed in Section 6.1.

ARTICLE 3: FUNDING AND ASSET ACQUISITION

3.1. Treasury Funding.(a) Initial Funding and Netting. Immediately upon the closing of the transactions contemplated by the Securities Purchase Agreement, the Company shall cause an initial Treasury Funding of twenty-five million United States Dollars ($25,000,000 USD) to be delivered directly from the closing proceeds to the Manager. The Parties acknowledge that the Manager has subscribed for fifteen million United States Dollars ($15,000,000 USD) of the Company's Ordinary Shares pursuant to the Securities Purchase Agreement. Therefore, the actual amount of closing proceeds to be transferred directly to the Manager shall be ten million United States Dollars ($10,000,000 USD) in USD-denominated stablecoins (e.g., USDC, USDT), which shall be deemed for all purposes under this Agreement to constitute the receipt by the Manager of a twenty-five million United States Dollar ($25,000,000 USD) Treasury Funding. This transfer shall be made to a digital wallet address designated by the Manager in writing as set forth in Exhibit A.

(b) Additional Funding. The Company shall transfer to the Manager an additional fifty million United States Dollars ($50,000,000 USD) in Treasury Funding (the “Additional Funding”) within two (2) months following the Effective Date, with no less than twenty-five million United States Dollars ($25,000,000 USD) being transferred in each month. The Company agrees that all of the proceeds it raises shall be transferred to the Manager as Treasury Funding until the Additional Funding amount of $50,000,000 has been fully met. The Additional Funding may be delivered as either (i) USD-denominated stablecoins, or (ii) a combination of such stablecoins and TON tokens, provided that: (a) the value of the TON token portion, as determined by the Reference Price on the date of transfer, shall not exceed twenty-five million United States Dollars ($25,000,000 USD); and (b) all TON tokens delivered hereunder shall be freely transferable and not subject to any lock-up, vesting schedule, or other contractual or technical transfer restrictions.

(c) Further Treasury Amounts. The Company agrees to transfer half of any additional treasury amounts it raises subsequent to the full payment of the Additional Funding to the Manager to manage, up to an aggregate balance of two hundred twenty-five million United States Dollars ($225,000,000 USD) in total transfers under this Agreement.

3.2. Acquisition Mandate. The Manager shall be responsible for converting any stablecoin portion of the Treasury Funding into TON. This acquisition shall be executed over the Acquisition Period. The Manager shall have full discretion over the timing, size, and venue of such purchases within the Acquisition Period.

ARTICLE 4: COMPENSATION AND PROFITS

4.1. Yield. In consideration for providing the Treasury Funding, the Manager shall pay the Company a fee (the “Yield”) equal to zero percent (0%) per annum prior to the Company having transferred an aggregate balance of one hundred fifty million United States Dollars ($150,000,000) as Treasury Funding. Once the Company has transferred an aggregate balance of one hundred fifty million United States Dollars ($150,000,000), the Yield shall equal 3.00% per annum (in line with staking yields), calculated based on the average value of the AUM over the relevant period using the Reference Price.

(a) Calculation: The Yield shall be calculated and paid quarterly in arrears.

(b) Payment: The Yield shall be payable in-kind, with the Manager transferring the requisite number of TON tokens (or an equivalent value in a mutually agreed stablecoin) to a wallet designated by the Company within fifteen (15) Business Days following the end of each calendar quarter.

4.2. Retention of Profits. The Parties expressly agree that prior to the aggregate Treasury Funding transferred to the Manager reaching one hundred fifty million United States Dollars ($150,000,000 USD), the Manager is entitled to retain one hundred percent (100%) of all profits, gains, staking rewards, yield, fees, or any other revenue generated from its management of the AUM through Permitted Activities (the “Profits”). Once the aggregate Treasury Funding has reached one hundred fifty million United States Dollars ($150,000,000 USD), the Manager shall be required to pay the Company ten percent (10%) of all Profits generated thereafter, and shall be entitled to retain the remaining ninety percent (90%) of such Profits. The Company’s sole economic benefit under this Agreement consists of the Yield described in Section 4.1 and its conditional ten percent (10%) share of the Profits as set forth in this Section 4.2.

4.3. Advisory Shares. In consideration for the services provided hereunder, the Company shall issue to the Manager one hundred sixty thousand (160,000) Ordinary Shares of the Company (the “Advisory Shares”) on Closing Date under the Securities Purchase Agreement. The Advisory Shares shall vest linearly over a period of three (3) years from the date of issue to the Manager.

4.5. Manager’s Conversion Option. The Manager shall be entitled, at its sole discretion, to convert the shares it subscribed for under the Securities Purchase Agreement into an equivalent value of TON tokens from the Assets Under Management, up to a maximum value of fifteen million United States Dollars ($15,000,000 USD). This right may be exercised at any time within twelve (12) months following the Effective Date. Upon exercise, the quantity of TON tokens to be transferred to the Manager shall be calculated by dividing the United States Dollar value of the shares being converted by a price per TON token equal to the lower of: (i) the Reference Price on the date the Manager’s Subscription was made, or (ii) the Reference Price on the date the Manager elects to exercise this conversion option. Upon conversion, the corresponding shares shall be surrendered by the Manager, and the corresponding amount of TON shall be transferred from AUM to a wallet of the Manager, becoming the sole property of the Manager.

ARTICLE 5: TERM AND TERMINATION

5.1. Term. The initial term of this Agreement shall commence on the date that the aggregate Treasury Funding transferred by the Company to the Manager reaches one hundred fifty million United States Dollars ($150,000,000 USD) and shall continue for a period of three (3) years, unless terminated earlier in accordance with this Article 5 (the “Term”).

5.2. Termination by the Company. The Company shall have the right to terminate this Agreement by providing the Manager with ninety (90) days’ prior written notice. This right is subject to the following conditions:

(a) The Company shall not have the right to provide such notice of termination prior to the date that is eighteen (18) months following the commencement of the Term.

(b) A notice of termination shall only be valid if it is preceded by or delivered concurrently with a public announcement by the Company that it has definitively ceased its strategy of holding TON as a treasury asset.

5.3. Termination for Cause. Either Party may terminate this Agreement with immediate effect upon written notice to the other Party in the event of:

(a) A material breach of this Agreement by the other Party, which remains uncured for thirty (30) days after written notice of such breach is delivered;

(b) The bankruptcy, insolvency, liquidation, or dissolution of the other Party.

5.4. Effect of Termination. Upon termination or expiration of this Agreement:

(a) The Manager shall calculate and facilitate the payment of any final, pro-rated Yield due to the Company up to the effective date of termination.

(b) Within ten (10) Business Days of the termination date, the Manager shall return the Principal Token Amount in its entirety to a wallet address designated by the Company, after settlement of the final Yield.

ARTICLE 6: AUDIT

6.1. Audit and Verification. The Company shall have the right, once per calendar quarter, to request that the Manager transfer the AUM to the Audit Wallet for verification purposes.

(a) The Company must provide the Manager with at least ten (10) Business Days’ prior written notice of such a request. The Manager shall provide weekly market making reports to the Company which shall contain information including the monthly market traded volume of the Ton tokens and the Ton token inventory at each week end.

(b) The Manager shall transfer the AUM to the Audit Wallet on the agreed-upon date.

(c) The Company shall have up to three (3) Business Days to complete its audit or verification. Upon completion, the Company shall immediately provide written instruction for the Manager to return the AUM to the Manager's custody wallets.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1. Mutual Representations. Each Party represents and warrants to the other that:

(a) It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

(b) It has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(c) This Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

ARTICLE 8: INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1. Indemnification. The Manager agrees to indemnify, defend, and hold harmless the Company and its Affiliates, directors, officers, and employees from and against any and all losses, claims, damages, or liabilities arising directly out of the Manager's gross negligence, willful misconduct, fraud, or material breach of this Agreement.

8.2. Limitation of Liability. The Company acknowledges that the investment in and holding of TON is speculative and involves a degree of risk. The Manager shall not be liable for any losses, damages, or diminution in value of the AUM incurred by the Company resulting from market volatility, a decline in the value of TON, protocol risks, third-party malicious acts, including without limitation, hacking, security breaches, or theft of assets, or other risks inherent in the digital asset markets, provided such losses do not arise from the Manager's gross negligence, willful misconduct, or fraud. The Company shall not be liable for any special punitive exemplary or other damages including lost profits or consequential damages of the Manager.

ARTICLE 9: MISCELLANEOUS

9.1. Confidentiality. Each Party agrees to keep all Confidential Information strictly confidential and shall not disclose it to any third party without the prior written consent of the other Party, except as required by law, regulation (including SEC disclosure requirements), or court order. The Parties acknowledge that this Agreement will be filed publicly as an exhibit to a Company filing with the Commission.

9.2. Governing Law and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by email to the addresses specified below:

* If to the Company:
Portage Biotech Inc.
Attention: Andrea Park, CFO, Enzo Villani, CIO
Email: Andrea@portagebiotech.com, e@alphaton.capital
With a copy to: Hogan Lovells US LLP

* If to the Manager:
DWF MaaS Limited
Attention: Andrei Grachev
Email: ag@dwf-labs.com

With a copy to: legal@dwf-labs.com

9.4. Entire Agreement. This Agreement, including its Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations.

9.5. Assignment. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party.

9.6. Independent Contractor. The relationship of the Manager to the Company is that of an independent contractor, and nothing in this Agreement shall be construed as creating a partnership, joint venture, or employer-employee relationship.

9.7. Force Majeure. Neither Party shall be liable for any failure or delay in performance under this Agreement to the extent said failures or delays are proximately caused by events beyond that Party's reasonable control, including, but not limited to, acts of God, war, terrorism, fires, floods, or catastrophic, network-level disruptions to a relevant blockchain.

9.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Treasury Management Agreement to be executed by their duly authorized representatives as of the Effective Date.

AlphaTON Capital Corp (formerly PORTAGE BIOTECH INC.)

By: /s/ Brittany Kaiser
Name: Brittany Kaiser
Title: Chief Executive Officer

DWF MAAS LIMITED

By: /s/ Andrei Grachev
Name: Andrei Grachev
Title: Authorised Signatory

EXHIBIT A

MANAGER’S DESIGNATED WALLET ADDRESS FOR TREASURY FUNDING